[KRI LOGO]

                                          KNIGHT RIDDER
                                          ONE HERALD PLAZA, MIAMI, FLORIDA 33132





MARCH 27, 1998



TO OUR SHAREHOLDERS:

You are cordially invited to attend the Company's 1998 Annual Meeting of Shareholders which will be held on Tuesday, April 28, 1998, at 9:30 a.m. at the Hotel Inter-Continental, Miami, Florida.

Shareholders who attended past Annual Meetings have found them interesting and informative. We hope you will be able to attend.

Your vote is important. Whether or not you expect to attend the Annual Meeting, please sign, date and return the enclosed Proxy. A prompt return of your Proxy Card will be appreciated as it will save the expense of further mailings. If you do attend the Annual Meeting, you may still vote in person if you wish to.



Sincerely yours,





Tony Ridder
Chairman of the Board
and Chief Executive Officer

KNIGHT-RIDDER, INC.
One Herald Plaza, Miami, Florida  33132

NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, APRIL 28, 1998

To the Shareholders of
KNIGHT-RIDDER, INC.

THE ANNUAL MEETING OF SHAREHOLDERS OF  KNIGHT-RIDDER,  INC. WILL BE HELD AT
9:30 A.M. AT THE HOTEL INTER-CONTINENTAL, 100 CHOPIN PLAZA, MIAMI, FLORIDA, ON TUESDAY, APRIL 28, 1998 FOR THE FOLLOWING PURPOSES:

1.   To elect 4 directors;

2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year 1998;

and to consider and vote upon:

3. A shareholder proposal seeking redemption of rights issued pursuant to the Company's Shareholder Rights Plan (Shareholder Proposal No. 1);

4. A shareholder proposal asking the Board of Directors to take the steps necessary to provide for the annual election of all directors (Shareholder Proposal No. 2); and

5. A shareholder proposal seeking adoption of an executive compensation policy which deals primarily with the Company's newspapers' content (Shareholder Proposal No. 3);

and to transact such other business as may properly come before the meeting.

The accompanying Proxy Statement contains further information with respect to the matters to be acted upon at the meeting.

SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON MARCH 9, 1998 ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE MEETING.

All Proxies, ballots and vote tabulations that identify the vote of a shareholder will be kept confidential except to the extent necessary to allow the independent inspectors to tabulate the results of the vote or to meet applicable legal requirements.

You are invited to attend the meeting; however, if you do not expect to attend in person, you are urged to execute and return immediately the enclosed Proxy, which is solicited by the management. You may revoke your Proxy and vote in person should you attend the meeting.



By Order of the Board of Directors





Douglas C. Harris
Vice President and Secretary

March 27, 1998

KNIGHT-RIDDER, INC.
One Herald Plaza, Miami, Florida 33132


PROXY STATEMENT

1998 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, APRIL 28, 1998




SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Knight-Ridder, Inc. (the "Company") of Proxies for use at the Annual Meeting of Shareholders to be held at 9:30 a.m. on Tuesday, April 28, 1998 at the Hotel Inter-Continental, Miami, Florida for the purposes described in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, the accompanying Proxy Card and the Annual Report of the Company for the year ended December 28, 1997 are being mailed together to shareholders for the first time on March 27, 1998.

Shares represented by a valid Proxy Card received in time for voting will be voted in accordance with the shareholder's instructions with respect to matters for which a ballot is provided in the Proxy. If no such instructions are specified, the Proxy will be voted FOR the election of the directors nominated by the Board of Directors, FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors and AGAINST each of the three shareholder proposals.

Votes by shareholders will be confidential and not disclosed to the Company except as necessary to tabulate voting results or as required by law.

COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS

Each shareholder or shareholder's Proxy will be entitled to one vote for each share held of record on March 9, 1998 on all matters which may come before the meeting. On that date, 79,378,945 shares of the Company's Common Stock were outstanding and entitled to vote.

The following table sets forth information as of January 31, 1998 with respect to the only persons known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company.



                                                  SHARES
                                               BENEFICIALLY       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNERS              OWNED             CLASS
-------------------------------------------------------------------------------

Southeastern Asset Management, Inc............  14,019,198           17.4%
    6075 Poplar Avenue
    Memphis, TN  38119

Harris Associates L.P.........................   7,261,064           9.0%
    2 North LaSalle Street, #500
    Chicago, IL  60602

The following table sets forth information as of January 31, 1998 with respect to the only persons known by the Company to own beneficially more than 5% of the outstanding Series B Preferred Stock of the Company. Except as otherwise provided by law, the holders of Common Stock and shares of Series B Preferred Stock vote together as a single class on all matters. A share of Series B Preferred Stock is entitled to two votes, subject to adjustment. If any shares of Series B Preferred Stock are transferred to any person other than The Walt Disney Company or any of its affiliates, each such share shall automatically convert into 10 shares of Common Stock, subject to adjustment. The Company can cause the conversion of shares of Series B Preferred Stock. There are restrictions on the transfer of such shares.



                                                    SHARES
                                                 BENEFICIALLY       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED             CLASS
--------------------------------------------------------------------------------

The Walt Disney Company.......................     1,754,930           99.8%
    500 South Buena Vista Street
    Burbank, CA  91525




ELECTION OF DIRECTORS

The Company's Charter provides for a Board of Directors divided into three classes having staggered three-year terms. Four directors are to be elected at the 1998 Annual Meeting, to hold office until the 2001 Annual Meeting of Shareholders.

The individuals nominated by the Board of Directors to stand for election at the 1998 Annual Meeting for three-year terms are Joan Ridder Challinor, elected by shareholders at the 1996 Annual Meeting, Gonzalo F. Valdes-Fauli, elected by shareholders at the 1995 Annual Meeting and Dr. Kathleen Foley Feldstein and Dr. Thomas P. Gerrity nominated by the Board at its last meeting.

John C. Fontaine and C. Peter McColough, whose terms expire in 1998, are not standing for re-election.

The other ten directors who were elected at prior Annual Meetings will continue to serve their respective terms.

Proxies will be voted for the election of the four nominees of the Board of Directors unless instructions are given on the Proxy to withhold authority to vote for one or more of the nominees.

Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxyholders in their discretion for another person should that occur unless the Board acts to reduce the number of directors to be elected.

            NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS ENDING 2001

[PHOTO OF JOAN RIDDER CHALLINOR]

JOAN RIDDER CHALLINOR, age 71                               Director since 1989
Director of Various Educational
Organizations

Dr. Challinor attended Wells College and received her Ph.D. in History from The American University, Washington, D.C. She is a presidential appointee to the U.S. National Commission on Libraries and Information Science, a board member of a number of educational organizations, including the French-American Foundation and the Schlesinger Library on the History of Women at Radcliffe College (chairperson), and is a member of the Editorial Advisory Committee of the Adams Papers. She serves on the Audit and Nominating Committees.


[PHOTO OF KATHLEEN FOLEY FELDSTEIN]

KATHLEEN FOLEY FELDSTEIN, age 57
President
Economic Studies, Inc.

Dr. Feldstein graduated from Radcliffe College and received her Ph.D. in economics from MIT. She has been President of Economic Studies, Inc., a private consulting firm, since 1987. Dr. Feldstein is a director of BankAmerica Corporation, Conrail Corporation, Digital Equipment Corporation, Ionics Corporation and the John Hancock Mutual Life Insurance Company. She also is a Trustee of the Committee for Economic Development, the Museum of Fine Arts, Boston, McLean Hospital and the Concord Museum.


[PHOTO OF THOMAS P. GERRITY]

THOMAS P. GERRITY, age 56
Dean, The Wharton School
Reliance Professor of Management and Private Enterprise

Dr. Gerrity earned his bachelor's and master's degrees in electrical engineering from MIT. A Rhodes Scholar in economics at Oxford University, Dr. Gerrity received his doctorate in management from the Sloan School of Management at MIT. He is a director of CVS Corporation, Digital Equipment Corporation, Fannie Mae, Reliance Group Holdings, Inc., Sun Company, Inc. and Union Carbide Corporation. He also is a Trustee of MAS Funds.


[PHOTO OF GONZALO F. VALDES-FAULI]

GONZALO F. VALDES-FAULI, age 51                             Director since 1992
Regional Chief Executive
Barclays Bank PLC

Mr. Valdes-Fauli was born in Havana, Cuba in 1946. He graduated from Spring Hill College in Mobile, Alabama and received his master's degree from Thunderbird Graduate School for International Management. He has spent his professional life in banking, specializing in international matters. He joined Barclays Bank in 1980. He is a trustee and member of the Executive Committee of the University of Miami and a director of Blue Cross/Blue Shield of Florida. Mr. Valdes-Fauli serves on the Finance and Audit Committees.




                              CONTINUING DIRECTORS


[PHOTO OF JAMES I. CASH, JR.]

JAMES I. CASH, JR., age 50                                  Director since 1995
James E. Robison Professor of Business Administration         Term Expires 1999
Harvard University, Graduate School of Business Administration

Professor Cash graduated from Texas Christian University. He received a Master of Science degree in Computer Science and his Ph.D. in Management Information Systems from Purdue University. He has been a member of the Harvard Business School Faculty since 1976. Professor Cash is a trustee of Massachusetts General Hospital and the Massachusetts Computer Software Council. He is a director of Cambridge Technology Partners, Chubb Corporation, State Street Bank and Trust, Tandy Corporation and WinStar Communications, Inc. Mr. Cash is Chairman of the Environmental Committee and serves on the Finance Committee.

[PHOTO OF ALVAH H. CHAPMAN, JR.]

ALVAH H. CHAPMAN, JR., age 77                               Director since 1962
Former Chairman of the Board and                              Term Expires 2000
Chief Executive Officer of the Company

Mr. Chapman graduated and received an honorary degree from the Citadel, as well as honorary degrees from four other universities. Mr. Chapman joined the Company in 1960 and held various executive positions; from 1976 until 1988 he served as Chief Executive Officer, and from 1982 until 1989 he served as Chairman of the Board. Mr. Chapman is a trustee of the John S. and James L. Knight Foundation. He also is Chairman of Community Partnership for Homeless, Inc., Founding
Chairman of Community Anti-Drug Coalitions of America and a Director of the Miami Coalition for a Safe and Drug Free Community and Florida International University Foundation. He is Advisory Director of We Will Rebuild Foundation, a not-for-profit organization dedicated to assisting South Florida rebuild after the damage of Hurricane Andrew. He serves on the Executive Committee of the Board and on the Executive, Audit and Nominating Committees.


[PHOTO OF PETER C. GOLDMARK, JR.]

PETER C. GOLDMARK, JR., age 57                              Director since 1990
Chairman and CEO                                              Term Expires 2000
International Herald Tribune

Mr. Goldmark graduated from Harvard College. He served as President of The Rockefeller Foundation from 1988 until 1997. From 1985 to 1988, he was Senior Vice President of Times Mirror Company, and prior to that, held posts as Executive Director of the Port Authority of New York and New Jersey, Director of Budget for the State of New York, and Secretary of Human Services for the Commonwealth of Massachusetts. He is a director of the Dreyfus Third Century Fund and a member of the Council on Foreign Relations.
He serves on the Finance and Nominating Committees.


[PHOTO OF BARBARA BARNES HAUPTFUHRER]

BARBARA BARNES HAUPTFUHRER, age 69                          Director since 1979
Director of Various Public Companies                          Term Expires 2000

Mrs. Hauptfuhrer graduated with honors from Wellesley College. She is a director of The Vanguard Group of Investment Companies and all of the mutual funds in the Group; The Great Atlantic & Pacific Tea Co.; Massachusetts Mutual Life Insurance Company; IKON Office Solutions, Inc.; and the Raytheon Company. She serves as a Trustee Emerita of Wellesley College. She is a director of the Ladies Professional Golf Association. She chairs the Nominating Committee and serves on the Compensation Committee.


[PHOTO OF JESSE HILL, JR.]

JESSE HILL, JR., age 71                                     Director since 1980
Former Chairman and Chief Executive Officer                   Term Expires 1999
of Atlanta Life Insurance Co.

A native of St. Louis, Mr. Hill graduated from Lincoln University of Missouri and received a Master of Business Administration degree from the University of Michigan. Mr. Hill served with Atlanta Life Insurance Co. since 1949, becoming President and Chief Executive Officer in 1973 and retiring as Chairman and Chief Executive in 1994. He serves on the boards of Delta Air Lines, Inc. and National Service Industries, Inc. He is Chairman of the Audit Committee and serves on the Finance Committee.


[PHOTO OF M. KENNETH OSHMAN]

M. KENNETH OSHMAN, age 57                                   Director since 1996
President, Chairman and Chief Executive                       Term Expires 2000
Officer of Echelon Corporation

Mr. Oshman earned his BAand BSdegree from Rice University and MS and PH.D. degrees in electrical engineering from Stanford. Mr. Oshman, along with three associates, founded Rolm Corporation in 1969. He served as Chief Executive Officer, President and Director until Rolm's merger with IBM in 1984. He then served as a vice president of IBM until 1986. He currently is a director of Sun Microsystems and CMC, Inc., and has served as director of a number of other private and public companies. He serves on the Nominating Committee.

[PHOTO OF THOMAS L. PHILLIPS]

THOMAS L. PHILLIPS, age 73                                  Director since 1983
Retired Chairman and Chief Executive                          Term expires 1999
Officer of the Raytheon Company

Mr. Phillips graduated and received a master's degree from Virginia Polytechnic Institute. He has honorary degrees from eight universities. He joined Raytheon in 1948 and served as Chief Executive Officer from 1968 to March 1991 and Chairman of the Board from 1975 to March 1991, when he retired. He is a director of Raytheon Company, Digital Equipment Corporation and SRA International, Inc. Mr. Phillips is a trustee of State Street Research Management Company and Gordon College. He is Chairman of the Finance Committee and serves on the Compensation Committee.


[PHOTO OF P. ANTHONY RIDDER]

P. ANTHONY RIDDER, age 57                                   Director since 1987
Chairman of the Board, Chief Executive                        Term expires 1999
Officer and President of the Company

Mr. Ridder graduated from the University of Michigan. He spent the early part of his newspaper career in various editorial and business capacities at several of the Company's newspapers and joined the San Jose Mercury News in 1964. He served as its general manager until 1977 when he was named Publisher. In 1986, Mr. Ridder became President of the Newspaper Division of the Company and in 1989, he became President of the Company. He was named Chief Executive Officer and Chairman of the Board in 1995. He is a director of the Seattle Times Company, Associated Press, Newspaper Association of America and the Florida International University Foundation. He is Chairman of the Operating and Executive Committees and serves on the Environmental Affairs Committee.


[PHOTO OF RANDALL L. TOBIAS]

RANDALL L. TOBIAS, age 56                                   Director since 1994
Chairman and Chief Executive Officer                          Term expires 1999
Eli Lilly & Co.

Mr. Tobias is Chairman of the Board and Chief Executive Officer of Eli Lilly and Company. He was named to that position in June 1993. He had previously been vice chairman of the board of AT&T since 1986, and had been employed by AT&T since 1964. Mr. Tobias is a director of Eli Lilly & Co., Phillips Petroleum, Inc., and the Kimberly-Clark Corporation. He is a member of the Business Council and the Business Roundtable. He is chairman of the board of trustees of Duke University, and a trustee of the Colonial Williamsburg Foundation. Mr. Tobias serves on the Compensation and Environmental Affairs Committees.


[PHOTO OF JOHN L. WEINBERG]

JOHN L. WEINBERG, age 73                                    Director since 1969
Senior Chairman                                               Term Expires 2000
Goldman, Sachs & Co.

Mr. Weinberg graduated from Princeton University. He received a Master of Business Administration degree from Harvard Business School. He has served as an investment banker with Goldman, Sachs & Co. since 1950. Mr. Weinberg was senior partner and Chairman of the Management Committee of The Goldman Sachs Group, L.P. and its principal affiliate, Goldman, Sachs & Co., until November 30, 1990 when he retired as a general partner and became Senior Chairman of The Goldman Sachs Group, L.P. Mr. Weinberg is a director of Champion International Corporation, Providian Financial Corporation and Tricon Global Restaurants He is a member of The Business Council. Mr. Weinberg is Chairman of the Compensation Committee and serves on the Executive Committee of the Board.

SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information with respect to the shares of the Company's Common Stock beneficially owned as of January 31, 1998 by each director and nominee and by each other member of management named in the table on page 11 and by all directors and officers as a group. None of such persons beneficially owned more than 1% of the Company's Common Stock. All directors and officers of the Company as a group beneficially owned 5.7% of the Company's Common Stock.


                                                                     TOTAL NUMBER OF SHARES
                                                                         OF COMMON STOCK
                                    SHARES OTHER THAN  SHARES SUBJECT   BENEFICIALLY OWNED
   NAME                             OPTION SHARES(1)     TO OPTIONS (2)     (1)(2)
------------------------------------------------------------------------------------------
James I. Cash.................              400                              400
Joan Ridder Challinor.........          100,484                          100,484 (3)
Alvah H. Chapman, Jr..........          238,386                          238,386 (4)
Mary Jean Connors.............           20,083            98,201        118,284 (4)(5)
Kathleen Foley Feldstein......               --                               --
John C. Fontaine..............            6,482            90,001         96,483 (4)
Thomas P. Gerrity.............               --                               --
Peter C. Goldmark, Jr.........              400                              400
Barbara B. Hauptfuhrer........            2,400                            2,400 (6)
Jesse Hill, Jr................            1,600                            1,600
Ross Jones....................           18,566           102,002        120,568 (5)
C. Peter McColough............              800                              800
Frank McComas.................           21,628            22,667         44,295 (4)(5)
M. Kenneth Oshman.............           30,000                           30,000 (7)
Thomas L. Phillips............            2,400                            2,400
P. Anthony Ridder.............          161,863           338,002        499,865 (4)
Randall L. Tobias.............            2,000                            2,000
Gonzalo F. Valdes-Fauli.......            1,500                            1,500
John L. Weinberg..............           28,000                           28,000
Robert C. Woodworth...........              305                              305
All directors and officers as
   a group (31)...............        3,543,699         1,014,933      4,558,632 (8)(9)

--------------------------
(1) Except as otherwise indicated, the beneficial owner has sole voting and investment power.

(2) For purposes of computing the amounts and percentages shown, the number of shares of Common Stock outstanding includes any shares which may be acquired by a named person or group upon the exercise of stock options which may be exercised within sixty days after January 31, 1998.

(3) Does not include 125,000 shares owned by a trust in which Mrs. Challinor has an income interest; she has neither the power to vote these shares nor the power to direct their disposition and she disclaims beneficial ownership of them.

(4) Includes shares owned by, or jointly held with, spouses as follows: Mr. Chapman -- 15,364 shares owned jointly with Mrs. Chapman; Ms. Connors -- 2,504 shares owned by Mr. Geoffrey Tomb, her spouse; Mr. Fontaine -- 5,115 shares owned jointly with Mrs. Fontaine; Mr. McComas -- 1,183 shares owned jointly with Mrs. McComas; Mr. P. Anthony Ridder -- 2,701 shares owned by Mrs. Ridder and 898 shares owned jointly with Mrs. Ridder. Ms. Connors and Mr. Ridder disclaim beneficial ownership of the shares owned by their respective spouses. Messrs. Chapman, Fontaine and McComas share voting and investment power with their respective spouses as to those shares owned jointly.



(5) Includes interests with respect to approximately 5,482 shares in the case of Ms. Connors, 5,549 shares in the case of Mr. Jones and 9,561 shares in the case of Mr. McComas arising as a result of the deferral of portions of their 1996 and 1997 bonus and the investment of such deferred amounts in the Company's Common Stock.

(6) Does not include shares owned by The Vanguard Group of Investment Companies or the mutual funds in the Group, of which Mrs. Hauptfuhrer is a director. Mrs. Hauptfuhrer disclaims beneficial ownership of such shares.

(7) All shares are owned by a partnership in which Mr. Oshman has a 97% income interest. He has the power to vote those shares and the power to direct their disposition and he claims beneficial ownership as to 97% of the shares.

(8) Includes 2,808,282 shares held by the John S. and James L. Knight Foundation as to which Mr. Chapman shares voting and investment power and disclaims beneficial ownership.

(9) Includes interests with respect to shares arising as a result of the deferral by some officers of all or portions of their 1996 and 1997 bonus and investment of such deferred amounts in the Company's Common Stock.

BOARD COMMITTEES

The Board of Directors conducts its business through meetings of the Board and the activities of its Committees. The active standing Committees of the Board are the Nominating Committee, the Compensation Committee, the Audit Committee, the Finance Committee and the Environmental Affairs Committee.

The Nominating Committee reviews the composition of the Board and recommends changes in its membership as and if needed. During 1997, the Committee was comprised of Barbara B. Hauptfuhrer, Chairperson, Joan Ridder Challinor, Alvah
H. Chapman, Jr., Peter C. Goldmark, Jr., C. Peter McColough and M. Kenneth Oshman. The Committee met twice in 1997.

The Committee considers nominees for the Board of Directors recommended by shareholders. A shareholder wishing to submit a recommendation for the Board should mail his or her recommendation to the Committee at the Company's Executive Offices, One Herald Plaza, Miami, Florida 33132. A shareholder wishing to nominate a person for election to the Board at next year's Annual Meeting must notify the Secretary by November 27, 1998.

The Compensation Committee approves salary levels of all corporate officers of the Company and incentive compensation for certain senior officers of the Company. It also authorizes grants under the Company's Employee Stock Option Plan. During 1997, the Committee was com-prised of John L. Weinberg, Chairman, Barbara B. Hauptfuhrer, C. Peter McColough, Thomas L. Phillips and Randall L. Tobias, all of whom are outside directors. The Committee met five times in 1997.

The Audit Committee, which in 1997 was comprised of Jesse Hill, Jr., Chairman, Joan Ridder Challinor, Alvah H. Chapman, Jr. and Gonzalo F. Valdes-Fauli, reviews the activities of the internal audit staff, the independent auditors' report and the qualifications, performance and independence of the independent auditors and makes recommendations to the Board respecting these matters. Both the internal and the independent auditors have free access to the Committee and, from time to time, the Committee directs them to carry out special assignments. The Committee met twice in 1997.

The Finance Committee periodically reviews the Company's financial position and capital structure and makes recommendations to the Board concerning financings. The Finance Committee, which met once in 1997, was comprised of Thomas L. Phillips, Chairman, James I. Cash, Jr., Peter C. Goldmark, Jr., Jesse Hill, Jr. and Gonzalo F. Valdes-Fauli.

The Environmental Affairs Committee oversees the policies of the Company formulated to carry out the Company's commitment to preserving the natural environment of the communities it serves and the safety of its workplaces. The Committee was comprised of James I. Cash, Jr., Chairman, C. Peter McColough, P. Anthony Ridder and Randall L. Tobias. The Committee met once in 1997.

In 1997, the Board of Directors met seven times. Each of the nominees for election at the Annual Meeting and each of the continuing directors (other than Mr. Oshman) attended at least 75% of the meetings of the Board and of the Committees of the Board on which he or she served and was eligible to attend. Mr. Oshman attended 63% of the meetings that he was eligible to attend.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Weinberg, McColough, Phillips and Tobias and Mrs. Hauptfuhrer served as members of the Company's Compensation Committee during 1997. None of them was or is an officer or employee of the Company or any of its sub-sidiaries. None of the Company's executive officers served on the compensation committee or board of a company of which a member of the Company's Compensation Committee or other director of the Company was an executive officer or an executive officer of that company was one of the Company's directors.

John L. Weinberg is Senior Chairman of Goldman, Sachs & Co., an investment banking firm that regularly performs services for the Company such as acting as a financial advisor and serving as principal or agent for the Company in the purchase and sale of securities and the acquisition or sale of certain properties of the Company. In the future, Goldman, Sachs & Co. may be called upon to provide similar or other services for the Company.

Barbara  B.  Hauptfuhrer  is a  director  of The  Vanguard  Group of  Investment
Companies. The Vanguard Group of Investment Companies provides continuing services in connection with administering and investing funds in the Investment Savings (401(k)) Plan of the Company.

Mr. Fontaine is a partner in Hughes Hubbard & Reed LLP, a law firm that regularly renders legal services to the Company and will continue to do so in the future.

EXECUTIVE COMPENSATION

SUMMARY

Decisions affecting the compensation of senior management of the Company are made on behalf of the Board of Directors by the Compensation Committee, which is composed entirely of outside directors.

This section of the Proxy Statement discusses the compensation awarded by the Committee for 1997 services to the Company's Chairman of the Board, Chief Executive Officer and President, Mr. Ridder; and the other four most highly paid senior executive officers -- Mr. Jones, Senior Vice President/Finance & CFO; Mr. McComas, Senior Vice President/Operations; Ms. Connors, Senior Vice President/Human Resources; and Mr. Woodworth, Vice President, who, among his responsibilities, oversees the four newspapers acquired from The Walt Disney Company in 1997. This discussion includes a report of the Compensation Committee regarding the Company's compensation policies and explaining the standards applied in determining compensation to Mr. Ridder and to the other officers named above.

The Compensation Committee report is followed by tables that summarize the compensation of these members of senior management for the past three years, stock options granted to and exercised by them in 1997, restricted shares granted under the Long-Term Incentive Plan and the estimated pension benefits that they will receive upon retirement. The section concludes with a graph that compares the total return on the Company's stock over the past five years with the total return on stocks of certain other publicly-held newspaper companies (including the Company) comprising the S&P Publishing/Newspapers Index and on the stocks of the companies which make up the S&P 500 Stock Index.

COMPENSATION COMMITTEE REPORT

The following is a report of the Compensation Committee to the Company's shareholders:

COMPENSATION POLICIES. The Committee operates on the principle that the compensation opportunities of the Company's executive officers, including its chief executive officer and the other senior executive officers named in the table on page 11, should be competitive with compensation of senior executives at comparable companies. The Committee has a policy of basing a significant portion of the cash compensation of senior executive officers on the operating performance of the Company. The Committee also administers the Company's Stock Option Plan, under which an executive's compensation is directly dependent on the performance of the Company's stock.

In 1997, shareholders at their Annual Meeting also approved a Long-Term Incentive Plan under which an executive's rights to receive a stock award are contingent on and related directly to the total return received by shareholders on their investment in the Company's stock over a three-year period compared to the return received by holders of stock in the S&P Publishing/Newspapers Index (the same companies used in the total shareholder return comparison on page 15 of this proxy statement).

Salary and bonus make up the current compensation of senior executive officers. The long-term compensation program consists of the Company's Stock Option Plan and Long-Term Incentive Plan.

1997 COMPENSATION REVIEW. During 1997, the Committee reviewed the competitiveness of compensation awarded executives of the Company with that of the other companies included in the performance graph on page 15. It found that total compensation for 1996 and for the 1994 - 96 period were generally comparable to the median compensation paid by both groups of comparative companies as were total benefits under its long-term incentive program.

The Committee establishes senior executive salaries based on its review of the executive's performance and compensation history and information regarding salary levels at comparable companies. It awards cash bonuses under, or taking into consideration, the Company's Annual Incentive Compensation Plan.

Under the Annual Incentive Compensation Plan, participants are eligible for cash bonuses ranging from 25% of salary in the case of participants whose annual salary is less than $50,000 to 50% in the case of those whose salary exceeds $250,000. Thirty-five percent of an executive's bonus potential was tied in 1997 to his or her performance of individual objectives established at the beginning of 1997, and 65% of the bonus potential was tied to the financial performance of the Company compared to budget. For 1997, the measure of financial performance was economic value added (EVA); which is the increase in operating profit after deducting the cost of capital.

If the Company meets its financial budget, the executive receives 100% of that part (65%) of the potential bonus tied to financial performance; performance below or exceeding budget results in payment ranging from 10% of the targeted bonus (in the case of financial performance equal to 91% of budget) to 200% of the targeted bonus (if the budget is exceeded by 10%). Performance at 90% of target or below results in no bonus award for financial performance. In 1997, the Plan was revised to put greater focus on strategic management and EVA for shareholders. In 1997, the Company's performance surpassed its financial targets.

Plan participants have the option of deferring any portion of their bonus to a later year.

Messrs. Jones, McComas and Woodworth, and Ms. Connors are participants in the Plan. Although Mr. Ridder was not a participant in the Plan, the Committee considered the criteria and standards under the Plan, as well as information concerning senior executive incentive compensation at comparable companies, in determining his bonus.

In 1997, cash bonuses for Messrs. Ridder, Jones, McComas and Woodworth and for Ms. Connors were based upon the Company's EVA in comparison to budget and upon an assessment of individual performance during the year. Some subjectivity was applied in determining Mr. Woodworth's cash bonus because he did not become a Vice President of the Company until June 1997. In the case of participants in the Plan, specific individual performance goals were set at the beginning of the year and performance against the goals measured at the end of the year. The individual overall performance of Mr. Ridder was judged by the Committee on a subjective basis.

1997 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. In January, 1997, the Committee recognized that Mr. Ridder's salary was below the median for CEOs at other leading newspaper companies and so increased his salary effective March 1, 1997 to $785,000 from $725,000. Based on studies available to the Committee, we believe Mr. Ridder's 1997 salary was in the range of the median salary paid by comparable companies.

Mr. Ridder was awarded a bonus for 1997 of $760,000. As noted above, Mr Ridder is not a participant in the Company's Annual Incentive Compensation Plan, although the Committee has for a number of years, including 1997, considered in part the criteria that would have been applicable to him had he been a Plan participant. Beginning in 1996, the Committee, based on advice by SCA Consulting, set Mr. Ridder's bonus target at 70% of salary to provide a more competitive award. As we stated earlier, the Company in 1997 surpassed its EVA and operating profit budget. The maximum bonus Mr. Ridder could have received under the Plan in light of the level of Company performance, would have been $789,337.

In awarding Mr. Ridder $760,000, the Committee took into account that the Company's operating income and earnings per share based on operations reached an all-time high in 1997.

The Committee granted Mr. Ridder a 1997 stock option covering 80,000 shares, after reviewing the Company's financial performance and a competitive analysis from SCA Consulting.

OTHER OFFICERS. The compensation of Messrs. Jones, McComas and Woodworth and Ms. Connors was determined in accordance with the policies discussed earlier in this report. As in the case of Mr. Ridder, the amounts of their bonuses were directly related to EVA budgets and also reflected assessments of their individual performances.

TAX CONSIDERATIONS. Provisions of the federal tax law deny a company a tax deduction to the extent an executive's total compensation (excluding certain categories of compensation) exceeds $1 million in any year. It is the policy of the Company to defer payment of that portion of an executive's cash compensation which might exceed the $1 million limit. As a result of this policy, payment of a significant portion of Mr. Ridder's 1997 bonus award will be deferred.

--------------------------------------------------------------------------------



All members of the Committee concur and join in this report to the Company's shareholders.



John L. Weinberg, Chairman
Barbara Barnes Hauptfuhrer
C. Peter McColough
Thomas L. Phillips
Randall L. Tobias

SENIOR EXECUTIVE COMPENSATION

The following table summarizes the compensation during the past three years of the chief executive officer and each of the other four most highly compensated senior executive officers in 1997.

                                            SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                              ANNUAL COMPENSATION        COMPENSATION
                                                       -------------------------------  -------------------------

                                                                              OTHER         STOCK         ALL
                                                                             ANNUAL        OPTION        OTHER
                                                       SALARY      BONUS  COMPENSATION     AWARDS    COMPENSATION
NAME AND PRINCIPAL POSITION                  YEAR      ($)(1)     ($)(2)    ($)(3)(4)   (# OF SHARES)  ($)(5)(6)
-----------------------------------------------------------------------------------------------------------------
P. Anthony Ridder...................         1997      775,000    760,000         --        80,000       14,762
   Chairman, CEO & President                 1996      708,333    695,000         --        70,000       13,612
                                             1995      602,996    195,000         --        70,000       12,079

Ross Jones..........................         1997      448,750    318,613         --        45,000       10,326
   Senior Vice President/Finance & CFO       1996      412,583    250,696         --        34,000        7,777
                                             1995      381,167    127,738         --        34,000        7,505

Frank McComas.......................         1997      441,667    297,545         --        45,000        8,315
   Senior Vice President/Operations          1996      332,917    188,510         --        33,000        7,096
                                             1995      269,578    154,777     80,625        16,000        5,733

Mary Jean Connors...................         1997      362,500    256,423         --        45,000        6,490
   Senior Vice President/Human               1996      306,250    181,530         --        33,000        5,335
   Resources                                 1995      262,500     84,295         --        24,000        5,201

Robert Woodworth....................         1997      254,278    450,000         --        80,000        4,068
   Vice President

------------------------------------------------------------------------------------------------------------------

(1) The 1995 salary shown for Mr. McComas includes $815 for personal use of a company vehicle.

(2) Mr. Woodworth became Vice President of the Company on June 1, 1997. The $450,000 bonus shown for Mr. Woodworth includes $200,000 paid to Mr. Woodworth when he joined the Company.

(3) Except as disclosed in tables in this proxy statement, none of the named officers received a perquisite or benefit in 1997 in an amount exceeding established reporting thresholds.

(4) The amount shown for Mr. McComas for 1995 relates to expenses incurred by the Company in connection with his move to Miami when he became a corporate officer.

(5) In the case of each executive, the amounts shown represent Company contributions to the Company's Investment Savings (401(k)) Plan and the cost of Company-provided insurance on the life of the executive named. The Company's 401(k) contributions in 1997 were as follows: Mr. Ridder -- $4,750; Mr. Jones -- $4,800; Mr. McComas -- $4,750; Ms. Connors -- $4,800; and Mr. Woodworth -- $481.
The life insurance amounts in 1997 were as follows: Mr. Ridder -- $10,012; Mr. Jones -- $5,526; Mr. McComas -- $3,565; Ms. Connors -- $1,690; and Mr. Woodworth -- $3,588.

(6) No officer of the Company has an employment contract. The Company does have agreements with executive officers of the Company, including persons listed in the above table, which entitle the executive to receive a severance payment equal to three times the executive's annual salary and cash bonus if, following a change in control (as defined) of the Company, the executive's employment is terminated or the executive's compensation, position or benefits are reduced.

STOCK OPTIONS GRANTED

The Company's long-term incentive programs consist of its Stock Option Plan and its Long-Term Incentive Plan. Pursuant to the terms of the Stock Option Plan, the Compensation Committee may grant key executives options which give the executive the right in the succeeding ten years to purchase shares of the Company's stock at the market price at the option grant date. The options granted in 1997 are exercisable in three equal installments vesting over a three-year period from the date of grant.

Options permit executives who contribute to the performance of the Company and the market price of its stock to benefit along with the shareholders in increases in the value of the stock.

The following table sets forth information regarding stock options granted in 1997 to each of the executive officers named earlier in the Summary Compensation Table.

                                      STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                         Number of    % of Total
                                        Securities     Options
                                        Underlying    Granted to        Exercise                     Grant Date
                                          Options    Employees in         Price     Expiration      Present Value
        Name                              Granted     Fiscal Year       ($/share)      Date              ($)
----------------------------------------------------------------------------------------------------------------
P. Anthony Ridder...................       80,000        5.66%           51.7188    16-Dec-2007       995,200
Ross Jones..........................       45,000        3.18%           51.7188    16-Dec-2007       559,800
Frank McComas.......................       45,000        3.18%           51.7188    16-Dec-2007       559,800
Mary Jean Connors...................       45,000        3.18%           51.7188    16-Dec-2007       559,800
Robert Woodworth....................       35,000 (1)    2.47%           50.0000    22-July-2007      429,800
                                           45,000        3.18%           51.7188    16-Dec-2007       559,800
----------------------------------------------------------------------------------------------------------------

(1) The 35,000 grant was given to Mr. Woodworth in connection with his becoming a Vice President of the Company in June 1997.


The "grant date present value" shown is a hypothetical value based upon application of the "Black-Scholes" model which often is used to estimate the market value of transferable options by calculating the probability, based on the volatility of the stock subject to the options, that the stock price will exceed the option exercise price at the end of the option term. The assumptions used in calculating the Black-Scholes value of the options were expected volatility of .138%, risk-free rate of return of 5.67%, a dividend yield of 1.55% and exercisable in three equal annual installments vesting over a three-year period from the date of grant.

The Company's stock options are not transferable and, the Black-Scholes estimate notwithstanding, an option granted under the Stock Option Plan will have value to the optionee only if and to the extent the optionee exercises the option at a time when the market price of the Company's stock rises above the market price on the date the option was granted.

STOCK OPTIONS EXERCISED

The following table summarizes information regarding stock options exercised in 1997 by each of the officers named in the Summary Compensation Table and the number of unexercised options held by them at the end of the year.


                              AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                                     AND FISCAL YEAR-END STOCK OPTION VALUES


                                                                                Number of          Value of
                                                                               Securities         Unexercised
                                                                               Underlying           In-the-
                                                                               Unexercised           money
                                                                               Options at         Options at
                                                  Shares                         Fiscal             Fiscal
                                                Acquired on   Value            Year-end (#)      Year-end ($)(1)
                                                 Exercise   Realized           Exercisable/       Exercisable/
                Name                                (#)       ($)             Unexercisable       Unexercisable
----------------------------------------------------------------------------------------------------------------------

P. Anthony Ridder............................     90,000   1,917,051          338,002/149,998   7,768,165/947,159
Ross Jones...................................        --        --             102,002/78,998    2,096,848/460,033
Frank McComas................................     17,001     434,660          22,667/72,332     382,104/343,623
Mary Jean Connors............................      8,200     226,591          98,201/74,999    2,150,815/392,046
Robert Woodworth.............................       --           --             0/80,000           0/18,596

-----------------------------------------------------------------------------------------------------------------------


(1) The amount shown is the amount by which the market value at year-end of all shares subject to unexercised options exceeded the exercise price of those options.



LONG-TERM INCENTIVE PLAN

The Long-Term Incentive Plan, which was approved by shareholders in 1997, covers the three-year performance period commencing January 1, 1997 and ending December 31, 1999. At the beginning of the performance period, each participant received a grant of restricted shares of Company stock having a value (based on the average closing price of the stock for December 1996) equal to 75% of the participant's salary as of January 1, 1997 multiplied by the number of years (three) in the performance period. Participants added after the start of the performance period receive a pro-rated grant based on the remaining length of the performance period.

The number of shares that will actually vest at the end of the three years (i.e., the number of shares an executive will be entitled to receive) will depend on the Company's total shareholder return ("TSR") compared to the median TSR of the other companies in the S&P Publishing/Newspapers Index (the same companies used in the total shareholder return comparison on page 15 of this proxy statement). No vesting will occur unless the Company's TSR is positive, regardless of relative ranking, nor will shares vest if the Company's TSR is below the peer median.

In addition, should any of the shares vest, participants will also receive, in cash or in shares of Company stock, as determined by the Compensation Committee, an amount equal to the amount they would have received if dividends had been paid to them on the vested portion of their award and such amounts had been reinvested in Company stock from the time of payment to the time of vesting.

The following table sets forth information regarding the restrictive stock award granted to each of the executive officers named earlier in the Summary Compensation Table.

                                                      LONG-TERM INCENTIVE PLAN
                                                     AWARDS IN LAST FISCAL YEAR

                                                                                   ESTIMATED FUTURE PAYMENTS
                                                                                   -------------------------

                                               NUMBER OF                        MINIMUM # OF
                                               UNVESTED         PERFORMANCE    SHARES PAYABLE       MAXIMUM
         NAME                             SHARES GRANTED (1)      PERIOD     UNDER THE PLAN (2)  # SHARES (3)
------------------------------------------------------------------------------------------------------------------------------------
P. Anthony Ridder.....................          41,598          1/1/97 to             0              41,598
                                                                 12/31/99
Ross Jones............................          25,246          1/1/97 to             0              25,246
                                                                 12/31/99
Frank McComas.........................          24,385          1/1/97 to             0              24,385
                                                                 12/31/99
Robert Woodworth......................          23,541          5/9/97 to             0              23,541
                                                                 12/31/99
Mary Jean Connors.....................          20,082          1/1/97 to             0              20,082
                                                                 12/31/99

------------------------------------------------------------------------------------------------------------------------------------


(1) The number of shares granted equals the Dollar Value divided by the average daily closing price of the Company's Common Stock during December 1996, which was $39.21. The number of shares granted to Robert Woodworth is based on the average closing price of the stock during June 1997, which was $37.98.

(2) Under the terms of the Plan, no vesting occurs if the Company's total shareholder return is negative or is below the peer median of the other companies in the S&P Publishing/Newspaper Index. Had the performance period ended on December 31, 1997, no shares would have vested.

(3) All of the shares will vest only if the Company's total shareholder return is positive and 5% or more above the peer median of the other companies in the S&P Publishing/Newspaper Index.


PENSION BENEFITS

The following table sets forth the annual benefits payable as a straight-life annuity under the Company's retirement program to an officer retiring in 1997 at age 65 with a specified combination of final average earnings (salary and bonus) and years of service with the Company. The benefits shown are not subject to any deduction for social security.

                                                PENSION PLAN TABLE

                                                               YEARS OF SERVICE

-----------------------------------------------------------------------------------------------------------------
    REMUNERATION                   15           20            25             30             35             40
-----------------------------------------------------------------------------------------------------------------
     $  125,000.............      35,432      40,992        46,553         52,113         55,238         58,363
        200,000.............      57,932      67,242        76,553         85,863         90,863         95,863
        300,000.............      87,932     102,242       116,553        130,863        138,363        145,863
        400,000.............     117,932     137,242       156,553        175,863        185,863        195,863
        500,000.............     147,932     172,242       196,553        220,863        233,363        245,863
        600,000.............     177,932     207,242       236,553        265,863        280,863        295,863
        700,000.............     207,932     242,242       276,553        310,863        328,363        345,863
        900,000.............     267,932     312,242       356,553        400,863        423,363        445,863
      1,000,000.............     297,932     347,242       396,553        445,863        470,863        495,863
      1,300,000.............     387,932     452,242       516,553        580,863        613,363        645,863
      1,600,000.............     477,932     557,242       636,553        715,863        755,863        795,863
      1,900,000.............     567,932     662,242       756,553        850,863        898,363        945,863


The salary and bonus of the senior officers of the Company is set forth in the Summary Compensation Table at page 11. As of the end of 1997, Mr. Ridder had 36 years of services with the Company, Mr. Jones 5, Mr. McComas 28, Ms. Connors 18 and Mr. Woodworth 6 months.

PERFORMANCE OF THE COMPANY'S STOCK

The following graph compares the cumulative total return on the Company's stock during the past five years with the average cumulative total return during the same period on the stocks which comprise the S&P 500 Stock Index and the S&P Publishing/Newspapers Index.

The S&P 500 Stock Index is comprised of 500 U.S. companies in the industrial, transportation, utilities and financial industries, weighted by market capitalization. The S&P Publishing/Newspapers Index is comprised of Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., The New York Times
Company, The Times Mirror Company and Tribune Company, weighted by market capitalization.

The graph reflects the investment of $100 on December 31, 1992 in the Company's Common Stock, the S&P 500 Stock Index and the S&P Publishing/Newspapers Index. Dividends are assumed to have been reinvested as paid in the Company's Common Stock and in the stocks in the S&P 500 Stock Index and quarterly in the stocks in the S&P Publishing/Newspapers Index.

                                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                             KNIGHT-RIDDER, INC., S&P PUBLISHING/NEWSPAPERS INDEX
                                               AND S&P 500 INDEX
                                     DECEMBER 31, 1992 - DECEMBER 31, 1997

                              [THE FOLLOWING TABLE IS REPRESENTATIVE OF A GRAPH]

-------------------------------------------------------------------------------------------------------------
                                        1992          1993         1994         1995        1996        1997
-------------------------------------------------------------------------------------------------------------
    Knight-Ridder, Inc............... $100.00       $105.70       $91.90      $116.60     $145.10    $200.90

    S&P 500.......................... $100.00       $109.80      $111.30      $153.10     $188.80    $252.00

    S&P Publishing/Newspapers........ $100.00       $115.82      $107.00      $134.71     $166.98    $262.29

COMPENSATION OF DIRECTORS

Directors of the Company who are not employees of the Company receive an annual retainer of $30,000 plus $1,500 for each Board and $1,000 for each Committee meeting attended as compensation for their services. Beginning in January 1998, half of the annual retainer is paid in Company stock. A director also may choose to receive the balance of the retainer in Company stock. The chairperson of each Board Committee also receives an annual retainer of $5,000. Effective December 1997, each outside director will receive an annual grant of options to purchase 2,000 shares. Directors of the Company are eligible to enter into individual agreements to defer with interest all or a portion of the directors' fees payable to them until such later dates as may be provided in the agreements.

Directors who have never been employed by the Company and who were age 65 and over on July 1, 1996 are eligible to receive a retirement benefit commencing upon retirement from the Board at or after age 65 with at least five years of service or because of disability following at least two years of service. The annual lifetime benefit ranges from 50% of the annual retainer in the case of directors who retire after five years of service on the Board to 100% of the retainer in the case of directors who retire with 10 or more years of service. Directors who have never been employed by the Company and were under age 65 on July 1, 1996 participate in a retirement program under which they are credited with 600 phantom shares of Company stock annually. Such phantom share accounts are credited with dividend equivalents and paid in cash in a lump sum upon termination of Board service.

Mr. Chapman, a former chief executive officer of the Company, has a retirement agreement with the Company, which provides for payment of a $79,900 annual benefit to him for his life and thereafter to Mrs. Chapman if she survives him for her life, in addition to benefits payable under the Company's retirement program.

Mr. Fontaine, who retired as president of the Company in July 1997, has agreed to serve as a Director of the Company through its Annual Meeting. He will serve as a member of the Executive Committee and will provide consulting services to the Company until June 30, 1999. The Company has agreed to pay Mr. Fontaine $150,000 for services provided through June 1998 and $100,000 for his services from June 1998 through June 1999. Mr. Fontaine also has a retirement agreement which provides for the payment to him of an annual benefit of $129,548 annually upon retirement and a death benefit payable to his surviving spouse, in addition to benefits payable under the Company's retirement program.

CERTAIN RELATIONSHIPS

Peter B. Ridder, President and Publisher of THE CHARLOTTE OBSERVER, is a brother of P. Anthony Ridder. Alvah H. Chapman, Jr.'s son-in-law, Robert L. Hilton, is Circulation Home Delivery/Distribution Manager at THE WICHITA EAGLE. These persons related to directors of the Company received aggregate compensation from the Company in 1997 of $651,426.

See "Compensation Committee Interlocks and Insider Participation" on page 7 for information concerning transactions between the Company and organizations with which Mrs. Hauptfuhrer, Mr. Fontaine and Mr. Weinberg are associated.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires that the Company's directors and officers file reports of ownership and changes in ownership of the Company's equity securities with the Securities and Exchange Commission and the New York Stock Exchange and furnish the Company with copies of such reports. The Company believes that all directors and officers filed on a timely basis all such reports required of them during 1997.

PROPOSALS

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP, Independent Certified Public Accountants, have been appointed by the Board of Directors of the Company to examine the books and accounts of the Company for the year 1998. They have served as the Company's independent auditors since 1951. The Board of Directors recommends that shareholders approve and ratify this appointment.

Representatives of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S AUDITORS FOR 1998.


SHAREHOLDER PROPOSAL NO. 1 -- REDEMPTION OF RIGHTS ISSUED PURSUANT TO THE COMPANY'S SHAREHOLDER RIGHTS PLAN

The Massachusetts Laborers Annuity Fund of Burlington, Massachusetts, owner of 15,900 shares of Common Stock, has informed the Company that it intends to present the following proposal at the Annual Meeting and has submitted the following statement of its reasons.

     The shareholders of Knight-Ridder, Inc. request the Board of Directors to redeem the shareholder rights issued in 1986 and renewed in 1996 unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as may be practical.

     SUPPORTING STATEMENT: On June 21, 1996, the Board of Directors of Knight Ridder issued, WITHOUT SHAREHOLDER APPROVAL, certain shareholder rights pursuant to a Shareholder Rights Plan. These rights are a type of anti-takeover device, commonly known as a "poison pill," which injure shareholders by reducing management accountability and adversely affecting shareholder value.

     While management and the Board of Directors should have the appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the future possibility of takeover does not justify the unilateral imposition of a poison pill. As Nell Minow and Robert Monks note in their book POWER AND ACCOUNTABILITY, poison pills "amount to major de facto shifts of voting rights away from shareholders to management, on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders."

     Given the substantial power that poison pills shift from shareholders to management, and the potential this holds for reducing management accountability, shareholders should have the opportunity to vote on such a significant corporate governance issue. This is particularly important given the fact that the Company already contains measures which insulate management from shareholders, including a classified board. Moreover, the Company's common stock has lagged behind the S&P 500 Index and the S&P Publishing/Newspaper peer group over the last five years (according to the 1996 proxy statement). This suggests that the Company would benefit from greater shareholder input rather than less.

     Rights plans such as Knight Ridder's have become increasingly unpopular in recent years. Last year, shareholders proposals seeking to redeem rights plans or subject plans to shareholder votes garnered 54% support from shareholders. In addition, the Council of Institutional Investors -- an organization of large corporate and public pension plans -- calls for shareholder approval of all poison pills in its Shareholder Bill of Rights.

     To assure shareholders that management and Board of Directors respect the right of shareholders to participate in the fundamental decisions that affect the Company's governance and performance, we urge the Company to redeem the Shareholder Rights Plan or subject it to a vote as soon as may be practical.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST SHAREHOLDER PROPOSAL NO. 1.

MANAGEMENT'S POSITION

In 1986, the Board of Directors first adopted a Shareholder Rights Plan pursuant to which Rights to purchase the Company's Common Stock were distributed to shareholders. The Plan was adopted again in 1996. The Board adopted the Plan in order to assure that ALL of the Company's shareholders receive fair and equal treatment in the event of a proposed takeover of the Company and to guard against coercive tactics sometimes used to gain control of a corporation without paying all shareholders an adequate return on their investment. The shareholder proposal requests that your Board of Directors immediately redeem the Rights unless the Shareholder Rights Plan is approved by the affirmative vote of the holders of a majority of outstanding shares. YOUR BOARD OF DIRECTORS BELIEVES THAT NOW IS NOT THE TIME TO CONSIDER WHETHER TO REDEEM THE RIGHTS AND RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSAL. Similar shareholder proposals were presented at the 1990 and 1996 Annual Meetings of Shareholders and were defeated.

In the event of an attempted takeover of the Company, the Shareholder Rights Plan is designed to encourage potential acquirors to negotiate with the Company in advance and to provide the Board of Directors with the time to take what the Board believes are the most effective steps to maximize the value that can be achieved for shareholders and to protect their investment in the Company. It protects shareholders in the event of an unsolicited attempt to acquire the Company, including a gradual accumulation of shares in the open market, a partial or two-tiered tender offer that does not treat all shareholders equally, an offer to purchase shares at an inadequate price and other abusive takeover tactics which the Board believes are not in the best interests of the shareholders.

The Shareholder Rights Plan is not intended to prevent a fair offer to purchase all the Company's outstanding shares. The Plan is intended to discourage a takeover which would not be in your best interests. Redeeming the Rights now, and not in the context of a specific acquisition proposal, would deprive the shareholders and the Board of Directors of an important tool which could be effective in dealing with potential acquirors.

When the Plan was adopted in 1986 and readopted in 1996, the Board, in accordance with its fiduciary duties to shareholders, consulted with the Company's outside legal and financial advisors and gave careful and thoughtful consideration to the interests of the Company's shareholders and the effect of the Shareholder Rights Plan on them. When the shareholder proposal was received, the Board again reviewed the Shareholder Rights Plan, including advice from legal and financial advisors, and again concluded that the Plan was in the best interests of shareholders.

FOR  THESE  REASONS,   THE  BOARD  RECOMMENDS  THAT  SHAREHOLDERS  VOTE  AGAINST
SHAREHOLDER PROPOSAL NO. 1.


SHAREHOLDER PROPOSAL NO. 2 -- ANNUAL ELECTION OF DIRECTORS

Chris J. Manoleas, 17824 Biehl Road, Roseville, Michigan 48066, owner of 107 shares of Common Stock, has informed the Company that he intends to present the following proposal at the Annual Meeting and has submitted the following statement of his reasons.

     RESOLVED: That Knight-Ridder, Inc. stockholders urge the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

     SUPPORTING STATEMENT: Knight-Ridder's board is divided into three classes of directors serving staggered three-year terms. This means that an individual director faces elections only once every three years, and shareholders only vote on roughly one-third of the board each year.

     Although some companies continue to defend staggered boards as a guarantee of continuity, we think a better way to insure continuity is through director re-elections. When directors are performing well they routinely are re-elected with majorities over 95%.

     Generally, shareholders have grown less supportive of classified boards. In 1996, shareholders overturned staggered boards at General Instrument, Rowan, Alumax, Liz Claiborne, and Stride Rite. Overall support for declassification proposals increased to 42.4% in 1996, from 39.1% in 1995, according to the IRRC's review of elections.

     By adopting annual elections, Knight-Ridder can demonstrate its commitment to fuller accountability to shareholders, accountability that respects the importance of men and women of all races among our company's key constituents, and acceptability that honors shareholder prerogatives.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST SHAREHOLDER PROPOSAL NO. 2.

MANAGEMENT'S POSITION

Shareholders voted in 1989 to amend the Company's Charter to provide for the present method of electing directors. Under the Company's Charter, the shareholders annually elect approximately one-third of the directors to serve for three-year terms. Similar proposals were presented at the 1994 and 1995 Annual Meetings of shareholders and were defeated.

The Board of Directors believes the existing Charter provision for a board of three classes of directors who serve for three-year terms is serving the Company well. Over 70% of corporations included in the S&P 500 Index currently have classified boards. It promotes Board stability and continuity and protects the Company against the demands of a minority shareholder or group.

The proposal would not amend the Company's Charter at this time, but instead requests that the Board take the necessary steps, in accordance with Florida State law, "to declassify the Board". Under the provisions of the Company's Charter, approved by shareholders in 1989, an affirmative vote of 80% of the outstanding shares of Common Stock entitled to vote on a resolution proposed by the Board to amend the Charter would be required at a future meeting of shareholders in order to provide for the annual election of all directors.

YOUR BOARD OF DIRECTORS BELIEVES THAT A CHANGE IN THE MANNER IN WHICH YOU ELECT DIRECTORS IS NOT IN THE BEST INTERESTS OF ALL SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST SHAREHOLDER PROPOSAL NO. 2.


SHAREHOLDER PROPOSAL NO. 3 -- ADOPTION OF AN EXECUTIVE COMPENSATION POLICY DEALING PRIMARILY WITH THE COMPANY'S NEWSPAPERS' CONTENT

The Newspaper Guild of Greater Philadelphia, Pennsylvania, owner of 20 shares of Common Stock, has informed the Company that it intends to present the following resolution at the Annual Meeting and has submitted the following statement of its reasons.

     RESOLVED, the shareholders request that the Board of Directors adopt executive compensation policies that require annual reviews of executive performance that measure adherence to the following principles as part of the process that determines executive compensation.

     1. The company must be accountable to the communities in which it publishes.

     2. The company must be fair, responsible and law-abiding in its dealings with local advertisers, vendors, employees and communities.

     3. The company must dedicate adequate resources to news coverage in order to ensure that the public has a quality product that provides the information needed to make informed civic decisions.

     4. The company must uphold freedom of speech and the press, and avoid corporate censorship of news.

     5. The company's newspaper content must reflect the diversity of the communities that they serve.

     SUPPORTING STATEMENT: The need to emphasize the above principles, and to reward executives who carry out these principles, is heightened by the proliferation of one -- newspaper cities. For example, in his book THE CHAIN GANG, Richard McCord documents how one chain's predatory advertising and reporting practices took unreasonable profits out of their communities and hurt local businesses and residents. The adoption of the above principles will encourage Knight-Ridder, Inc. (KRI) to act responsibly in the communities the company serves, and to avoid predatory and discriminatory practices.

     The need to adopt the above principles is also heightened by the fact that the industry has not solved its long-term dilemma of shrinking newspaper readership, increasing competition from local television news, and potential competition from new electronic media. In the 1960s more than eighty percent of adults read a daily paper. By the 1990s, this had fallen to sixty percent.

     It is incumbent on newspaper chains to reverse this downward trend in readership by producing quality products and acting as responsible corporate citizens. By adopting these principles, KRI, the second largest chain, may prevent killing the goose that laid the golden egg.

     A quality product is particularly important. In its September 29, 1997, review of national newspapers, TIME magazine declared that the Miami HERALD which used to appear regularly on its `ten-best' lists, seems "a shell of its former self." It added that, "at the Detroit FREE PRESS, quality has plummeted since a joint operating agreement with the afternoon NEWS."

     In the late 1980s, KRIreceived no fewer than three and frequently 5-7 Pulitzer prizes in a given year. Beginning in the 1990s, KRI has never exceeded three prizes in any one year. It received no prizes in 1995.

     Adoption of the principles by the Board will enhance adherence to sound business practices by our executives, help reverse the threats to our place in the publishing world and protect our investment.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST SHAREHOLDER PROPOSAL NO. 3.

MANAGEMENT'S POSITION

Adherence to the highest ethical principles is fundamental to Knight-Ridder's culture. The Knight-Ridder Statement of Values -- set forth at page 71 of the accompanying Annual Report -- says "due diligence is both a business and a public trust, built on the highest standards of ethics and integrity. We are rooted in our founders' conviction that high-quality newspapers -- fair, independent, probing, relevant and compassionate -- are indispensable to our free society."

The values the shareholder proposal seeks to embrace already are woven into fundamental Knight-Ridder values and are made explicit in our undertakings to our customers, employees, shareholders, the communities which we serve and society in the Knight-Ridder Promise, which appears inside the back cover of the Annual Report. The Knight-Ridder Promise emphasizes the Company's commitment to "meeting the needs and expectations of its customers" with "honesty and fairness," providing "personal respect and fair pay" to its employees and vigorously supporting "a free press, freedom of speech and a free flow of information around the globe."

The shareholder proposal goes beyond a restatement of Knight-Ridder values and attempts to influence the content of the Company's newspapers -- and to force the centralization of decisions on and assessments of local content through the workings of the executive compensation process. THE BOARD BELIEVES THAT THE EDITORIAL INDEPENDENCE OF EACH OF ITS NEWSPAPERS IS AN ESSENTIAL PART OF ITS OPERATION AND OF A FREE PRESS. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

Although the Proposal begins by referring to "executive compensation policies," the five principles it requests the Company to adopt and the supporting statement deal primarily with the content of the Company's newspapers. For example, the principles speak about the amount of resources the Company should devote to news coverage and seek to impose requirements on newspaper content. At Knight-Ridder, we believe it is essential that decisions on content be made by the publisher and editors of each newspaper, not by corporate staff or imposed from the outside as this proposal would require. It is the publisher and editors who decide how to deploy their news gathering resources and what information to put in the newspaper, and it is the publisher and editors who are accountable to the community for their decisions.

The Board believes that the editorial independence of each of its newspapers is an essential part of its operations and of a free press.

FOR  THESE  REASONS,   THE  BOARD  RECOMMENDS  THAT  SHAREHOLDERS  VOTE  AGAINST
SHAREHOLDER PROPOSAL NO. 3.

VOTE REQUIRED

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. To be elected, each director must receive the affirmative vote of the holders of a plurality of the outstanding shares of Common Stock entitled to vote and represented at the Annual Meeting. Approval of all Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and represented at the Annual Meeting.

Shares represented at the meeting in person or by proxy which abstain on a matter or are not voted by a broker because the proxy has not received necessary authorization will be counted in determining the presence of a quorum. Such shares will have no effect on the election of directors.


SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders and for inclusion in the Company's Proxy State-ment and form of Proxy relating to that meeting must be received by the Secretary of the Company at the Company's Executive Offices, One Herald Plaza, Miami, Florida 33132, by November 27, 1998. It is suggested that proposals be submitted by Certified Mail -- Return Receipt Requested.


GENERAL

A shareholder may revoke his or her Proxy by giving notice to the Company in writing or at the meeting.

All expenses incurred in connection with the solicitation of Proxies will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send material to their principals, and the Company may reimburse them for their expenses in so doing.

To the extent necessary and in order to ensure sufficient participation in the meeting, officers and regular employees of the Company may, without additional remuneration, in person or by telephone or telegram, request the return of Proxies. In addition, the Company has retained D.F. King & Co., Inc. for assistance in the solicitation of Proxies. For its services, D.F. King will receive a fee estimated at $9,000 plus reimbursement for reasonable and customary out-of-pocket expenses.

Except as stated above, the Board of Directors knows of no other business to be presented at the meeting; but if any other matters come before the meeting, the persons named in the enclosed Proxy will vote the Proxies in accordance with their best judgment.


                  Douglas C. Harris
                  Vice President and Secretary

                             KNIGHT-RIDDER, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         P. ANTHONY RIDDER, ROSS JONES AND CRISTINA L. MENDOZA, OR ANY OF THEM, WITH FULL POWER OF SUBSTITUTION, ARE HEREBY AUTHORIZED TO REPRESENT THE UNDERSIGNED AND TO VOTE ALL SHARES OF COMMON STOCK OF KNIGHT-RIDDER, INC. HELD OF RECORD BY THE UNDERSIGNED ON MARCH 9, 1998 AT THE ANNUAL MEETING OF SHAREHOLDERS OF SAID COMPANY TO BE HELD ON APRIL 28, 1998 AND AT ANY ADJOURNMENTS(S) THEREOF:


                     THIS PROXY IS CONTINUED ON REVERSE SIDE
               PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED IN THE SPACES PROVIDED BELOW. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED BELOW AND FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS AND AGAINST SHAREHOLDER PROPOSALS NO. 1, NO. 2 AND NO. 3.

Please mark your votes as indicated in this example             [ X ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES' AND FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS AND A VOTE "AGAINST" PROPOSALS NO. 1, NO. 2 AND NO. 3.

                                                                                   FOR ALL         WITHHOLD FOR ALL
                                                                                  NOMINEES             NOMINEES

Election of the following nominees as Directors for Terms Ending 2001:               [ ]                  [ ]

Joan Ridder Challinor,  Kathleen Foley Feldstein,  Thomas P. Gerrity and Gonzalo
F.  Valdes - Fauli

To withhold authority to vote for any individual nominee, write the name of that nominee in the space below.

--------------------------------------------------------------------------------


                                                                                 FOR          AGAINST         ABSTAIN
Ratification of Appointment of Ernst & Young LLP as Independent                  [ ]            [ ]             [ ]
Auditors.

Shareholder Proposal No. 1:  Redemption of the Shareholder Rights                [ ]            [ ]             [ ]
Plan.

Shareholder Proposal No. 2:  Declassification of the Board for the               [ ]            [ ]             [ ]
purpose of directors elections.

Shareholder Proposal No. 3:  Adoption of an executive compensation               [ ]            [ ]             [ ]
policy dealing directly with newspapers' content.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

NOTE: PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS BELOW AND RETURN IN THE ENCLOSED ENVELOPE. IF ACTING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., YOU SHOULD SO INDICATE WHEN SIGNING. IF THE SIGNER IS A CORPORATION, PLEASE SING THE FULL CORPORATE NAME, BY DULY AUTHORIZED OFFICER.


                    I will attend the annual meeting in Miami

                       [      ]               [     ]
                         YES                    NO


SIGNATURE________________________SIGNATURE_______________________DATE__________